Nuveen Core Equity Alpha Fund N-2/A

Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our reports dated February 28, 2024 and February 28, 2019, relating to the financial statements and financial highlights, which appear in Nuveen Core Equity Alpha Fund’s Annual Reports on Form N-CSR for the years ended December 31, 2023 and December 31, 2018, respectively. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

July 17, 2024